Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Harvard Apparatus, Limited (United Kingdom)
Biochrom, Ltd. (United Kingdom)
Ealing Scientific Ltd. Canada (doing business as Harvard Apparatus, Canada)
Harvard Apparatus S.A.R.L. (France)
Hugo Sachs Elektronik – Harvard Apparatus GmbH (Germany)
Harvard Apparatus FSC, Inc. (U.S. Virgin Islands)
HBIO Securities Corp. (Massachusetts)
Union Biometrica, Inc. (Delaware)
Warner Instruments Inc. (Delaware)